FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

Sales of Ongoing Brands Increase 19% for Quarter and 23% for the Year

New York, New York, March 11, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter ended December 31, 2013.

Fourth Quarter 2013 Compared to Fourth Quarter 2012:

•	Net sales of ongoing brands (excluding Burberry brand sales) increased 19% to $105.5 million from $88.8 million;
•	Reported net sales of $105.5 million were 40% below the $176.9 million reported in the 2012 fourth quarter when Burberry brand sales aggregated $88.1 million; at comparable foreign currency exchange rates, net sales also declined 40%;
•	European-based operations generated sales of ongoing brands of $78.4 million, up 22% from $64.1 million; including Burberry brand sales, European-based sales were down 48%;
•	Sales by U.S.-based operations were $27.1 million, up 11% from $24.5 million;
•	Gross margin was 57.3% of net sales compared to 63.0%;
•	S, G & A expense as a percentage of net sales was 67.6% compared to 54.6%;
•	Net loss attributable to Inter Parfums, Inc. was $4.2 million or $0.13 per diluted share. In the prior year period, there was a gain on termination of the Burberry license of $198.8 million. After taxes and allocation to the noncontrolling interest the net gain attributable to Inter Parfums, Inc. common shareholders aggregated $93.0 million. As a result, fourth quarter 2012, reported net income attributable to Inter Parfums, Inc. was $99.6 million and diluted earnings per share were $3.24. Excluding the after tax net gain on the termination of the Burberry license in 2012, net income attributable to Inter Parfums, Inc. was $6.6 million or $0.21 per diluted share.

Excluding Burberry brand sales, net sales for 2013 increased nearly 23% to $433.0 million from 2012’s $352.7 million. Reported net sales for 2013 were $563.6 million as Burberry brand product sales aggregated $130.6 million and were heavily concentrated in the first quarter. In 2012, reported net sales were $654.1 million and included $301.4 million of Burberry brand sales for the full year. In 2013, net income attributable to Inter Parfums, Inc. was $39.2 million or $1.27 per diluted share, up from $38.1 million or $1.24 per diluted share in 2012, excluding the after tax net gain on the termination of license. Including the aforementioned gain, 2012’s net income attributable to Inter Parfums, Inc. was $131.1 million or $4.26 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “We are extremely enthusiastic about the outlook for our business. Sales from ongoing brands are generating excellent growth; we have recently added several important high potential brands to our portfolio; our balance sheet remains very strong; we have a global distribution network reaching over 100 countries; and our new product pipeline for 2014 is one of the most ambitious in recent years.”

Inter Parfums, Inc. News Release March 11, 2014	Page 2

He continued, “For 2014, new product launches have begun with a selective, targeted distribution of a new women’s scent for Balmain called Extatic. Broad-based distributions are planned for our new Montblanc men’s fragrance Emblem, which is coming to market this spring as are our first men’s and women’s scents for the Karl Lagerfeld brand. We also have our first men’s scent for the Jimmy Choo brand in the works, plus a fragrance duo for S.T. Dupont. There are a number of ‘firsts’ in the 2014 pipeline for our U.S.-based operations. We have our first new scents for Agent Provocateur, Fatale and Fatale Pink, coming to market in the spring. In the fall we are planning an Asian debut for our first new Shanghai Tang collections and before year-end we expect to have major launches underway for a new Alfred Dunhill scent for men and a new Oscar de la Renta scent for women. We also have new product launches scheduled to rollout for our more established brands, including Brooks Brothers and Banana Republic, plus a host of flankers, new packaging concepts, and extensions throughout our U.S. operations brand portfolio.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “Comparing like quarters has not been particularly meaningful since the fourth quarter of 2012. This is due primarily to the termination of the Burberry license in December 2012 and its associated gain, which was immediately followed by a transitional 2013 first quarter when we sold off much of the remaining Burberry inventory and recorded exceptionally high levels of Burberry brand sales, but incurred virtually no associated advertising and promotion expenses. Year-over-year quarterly comparisons should become more meaningful beginning in the second half of 2014.”

He continued, “As was the case in the third quarter, the decline in fourth quarter gross margin reflected the absence of Burberry product sales. While S, G & A expense in dollars declined considerably with the elimination of Burberry related expenses, as a percent of net sales, S, G & A expense increased largely due to substantially higher promotion and advertising expense, which represented 34.1% of net sales in the fourth quarter as compared to 25.1% in the 2012 fourth quarter. These incremental investments were made in support of new product launches for the Repetto and Boucheron brands, and the continued worldwide development of our largest brands, Lanvin, Jimmy Choo and Montblanc, which achieved year-over-year sales growth of 11%, 26% and 40%, respectively. Nonetheless, our 2013 bottom line was actually better than we anticipated, with net income attributable to Inter Parfums, Inc. coming in at $1.27 per diluted share, ahead of the $1.23 we had forecast.”

Mr. Greenberg continued, “In 2013, we generated cash flows from operating activities of $49.2 million, further enhancing our already strong balance sheet. We closed the year with $399 million in working capital, including approximately $307 million in cash, cash equivalents and short-term investments, and no long-term debt.”

2014 Guidance

In affirming 2014 guidance, Mr. Greenberg stated, “We continue to expect net sales of approximately $495 million for a nearly 15% year-over-year sales improvement by our ongoing brands, resulting in net income attributable to Inter Parfums, Inc. in the range of $0.93 to $0.98 per diluted share.” Guidance for 2014 assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on April 15, 2014 to shareholders of record on March 31, 2014.

Inter Parfums, Inc. News Release March 11, 2014	Page 3

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, March 12, 2014. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release March 11, 2014	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$105,531	$176,930	$563,579	$654,117

Cost of sales	45,009	65,396	234,800	246,931

Gross margin	60,522	111,534	328,779	407,186

Selling, general and administrative expenses	71,290	96,609	250,025	325,799

Gain on termination of license	--	(198,838)	--	(198,838)

Impairment of goodwill	--	1,811	--	1,811
Total operating expenses	71,290	(100,418)	250,025	128,772
Income (loss) from operations	(10,768)	211,952	78,754	278,414

Other expenses (income):
Interest expense	152	459	1,380	1,654
(Gain) loss on foreign currency	10	544	1,168	3,128
Interest income	(968)	(246)	(4,440)	(1,133)

	(806)	757	(1,892)	3,649

Income (loss) before income taxes	(9,962)	211,195	80,646	274,765

Income taxes (benefit)	(3,562)	75,217	29,680	97,875

Net income (loss)	(6,400)	135,978	50,966	176,890

Less: Net income (loss) attributable to the noncontrolling interest	(2,246)	36,365	11,755	45,754
Net income (loss) attributable to Inter Parfums, Inc.	$(4,154)	$99,613	$39,211	$131,136

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	$(0.13)	$3.25	$1.27	$4.29
Diluted	$(0.13)	$3.24	$1.27	$4.26

Weighted average number of shares outstanding:
Basic	30,826	30,615	30,764	30,575
Diluted	30,826	30,772	30,954	30,716

Dividends declared per share	$0.60	$0.08	$0.96	$0.32

Inter Parfums, Inc. News Release March 11, 2014	Page 5

INTER PARFUMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2013 and 2012
(In thousands except share and per share data)

Assets	2013	2012
Current assets:
Cash and cash equivalents	$125,650	$307,335
Short-term investments	181,677	--
Accounts receivable, net	79,932	149,340
Inventories	117,347	142,614
Receivables, other	2,418	2,534
Other current assets	4,775	5,897
Income taxes receivable	6,435	1,968
Deferred tax assets	7,257	13,132
Total current assets	525,491	622,820
Equipment and leasehold improvements, net	10,444	12,289
Trademarks, licenses and other intangible assets, net	116,243	113,041
Other assets	11,880	11,770
Total assets	$664,058	$759,920

Liabilities and Equity
Current liabilities:
Loans payable – banks	$6,104	$27,776
Accounts payable - trade	56,736	73,113
Accrued expenses	58,333	68,768
Income taxes payable	1,270	84,030
Dividends payable	3,704	2,453
Total current liabilities	126,147	256,140
Deferred tax liability	2,555	3,799
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding, 30,863,421 and 30,680,634 shares
at December 31, 2013 and 2012, respectively	31	31
Additional paid-in capital	57,877	54,679
Retained earnings	359,459	349,672
Accumulated other comprehensive income	25,860	12,498
Treasury stock, at cost, 9,940,977 and 9,976,524 common shares
at December 31, 2013 and 2012	(36,016)	(35,404)
Total Inter Parfums, Inc. shareholders’ equity	407,211	381,476
Noncontrolling interest	128,145	118,505
Total equity	535,356	499,981
Total liabilities and equity	$664,058	$759,920